CONSENT OF INDEPENDENT AUDITORS

Seligman Pennsylvania Municipal Fund Series:

We consent to the use in Post-Effective Amendment No. 20 to Registration Statement No. 33-5793 of our reports dated October 30, 1998, and April 30, 1999, appearing in the Annual Report to Shareholders for the year ended September 30, 1998, and the Mid-Year Report to Shareholders for the six months ended March 31, 1999, respectively, incorporated by reference in the Statement of Additional Information, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
May 26, 1999